EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-74476 on Form S-4 of The Interpublic Group of Companies, Inc. (the "Company") of our report dated February 26, 2001, except as to the pooling of interests with True North Communications Inc., which is as of June 22, 2001, relating to the financial statements and financial statement schedule, which appears in the Company's Current Report on Form 8-K filed September 18, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
New York, New York
January 16, 2002